Exhibit 8.1

[Letterhead of]

CRAVATH, SWAINE & MOORE LLP

[New York Office]

[●], 2016

Tax Opinion Regarding the Starwood-Marriott Combination Transactions

Ladies and Gentlemen:

We have acted as counsel for Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (“Starwood”), in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of November 15, 2015 (the “Merger Agreement”), by and among Marriott International, Inc., a Delaware corporation (“Marriott”), Starwood, Solar Merger Sub 1, Inc., a Maryland corporation and direct wholly owned subsidiary of Starwood (“Holdco”), Solar Merger Sub 2, Inc., a Maryland corporation and direct wholly owned subsidiary of Holdco (“Starwood Merger Sub”), Mars Merger Sub, Inc., a Maryland corporation and direct wholly owned subsidiary of Marriott (“Marriott Corporate Merger Sub”), and Mars Merger Sub, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Marriott (“Marriott LLC Merger Sub”). Pursuant to the Merger Agreement and as described in a registration statement filed by Marriott with the Securities and Exchange Commission (“SEC”) on Form S-4 (Registration No. 333-208684) under the Securities Act of 1933 (the “Registration Statement”):

(i)	The Starwood Merger. On the Closing Date, Starwood Merger Sub shall be merged with and into Starwood at the Starwood Merger Effective Time, and Starwood shall continue as the surviving corporation (the “Initial Starwood Surviving Corporation”) as a direct wholly owned subsidiary of Holdco.

(ii)	The Starwood LLC Conversion. On the Closing Date and following the Starwood Merger Effective Time, the Initial Starwood Surviving Corporation shall be converted from a Maryland corporation into a Maryland limited liability company at the Starwood LLC Conversion Effective Time.

(iii)	The Initial Holdco Merger. On the day immediately following the Closing Date, Marriott Corporate Merger Sub shall be merged with and into Holdco at the Initial Holdco Merger Effective Time, and Holdco shall continue as the surviving corporation (the “Initial Holdco Surviving Corporation”) as a direct wholly owned subsidiary of Marriott.

(iv)	The Final Holdco Merger. On the day immediately following the Closing Date and following the Initial Holdco Merger Effective Time, the Initial Holdco Surviving Corporation shall be merged with and into Marriott LLC Merger Sub at the Final Holdco Merger Effective Time, and Marriott LLC Merger Sub shall continue as the surviving company as a direct wholly owned subsidiary of Marriott. The Final Holdco Merger, together with the Starwood Merger, the Starwood LLC Conversion and the Initial Holdco Merger, shall be referred to as the “Combination Transactions”.

Each capitalized term used and not otherwise defined herein has the meaning ascribed to it in the Merger Agreement. References to any agreement or document include all schedules and exhibits thereto.

In rendering our opinion, we have examined and relied on, with your consent, (i) the Registration Statement, (ii) the Merger Agreement, (iii) the representations and certifications made by Marriott and Starwood in their respective letters, dated the date hereof, delivered to us for purposes of this opinion (the “Representation Letters”) and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicate or certified or conformed copies and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering this opinion, we have assumed, with your consent, that (i) the Combination Transactions will be consummated in accordance with the provisions of the Merger Agreement (without waiver or modification of any provision thereof), (ii) the statements concerning the Combination Transactions set forth in the Merger Agreement, the Registration Statement and the various other documents related thereto are true, complete and correct and will be true, complete and correct as of the Starwood Merger Effective Time, the Starwood LLC Conversion Effective Time, the Initial Holdco Merger Effective Time and the Final Holdco Merger Effective Time, (iii) each of the representations and certifications made in the future tense by each of Marriott and Starwood in the Representation Letters will be true, complete and correct at the time or times contemplated by such representation or certification, (iv) the representations and certifications made by Marriott and Starwood in the

Representation Letters are true, complete and correct and will be true, complete and correct as of the Starwood Merger Effective Time, the Starwood LLC Conversion Effective Time, the Initial Holdco Merger Effective Time and the Final Holdco Merger Effective Time and (v) any representations or certifications made in the Representation Letters or the Merger Agreement qualified by belief, knowledge, materiality or any similar qualification are true, correct and complete without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants and obligations contained in the Merger Agreement and the various other documents related thereto. If any of these assumptions is untrue in any material respect, our opinion as expressed below may be adversely affected and may not be relied upon.

Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, published positions of the Internal Revenue Service, case law and other applicable authorities, all as in effect on the date of this opinion and any of which may be changed at any time with retroactive effect. Any change in applicable laws or authorities or the facts and circumstances surrounding the Combination Transactions, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. Finally, our opinion is limited to the tax matters specifically covered hereby. No opinion should be inferred as to (i) any other tax consequences of the Combination Transactions or any action taken in connection therewith or (ii) the tax consequences of the Combination Transactions under any state, local or foreign law, or with respect to other areas of U.S. Federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the Federal law of the United States.

Based upon and subject to the foregoing and to the assumptions and limitations set forth herein and in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences”, we hereby state that the material U.S. Federal income tax consequences of the Combination Transactions to Starwood U.S. holders (as defined in the Registration Statement) set forth in the discussion under the caption “Material U.S. Federal Income Tax Consequences—U.S. Federal Income Tax Consequences to Starwood U.S. Holders” are our opinion.

We hereby consent to the filing of this opinion with the SEC as Exhibit 8.1 to the Registration Statement. We also consent to the references to our firm under the captions “Material U.S. Federal Income Tax Consequences” and “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC.

Very truly yours,

Starwood Hotels & Resorts Worldwide, Inc.

One StarPoint

Stamford, CT 06902

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